Exhibit 10.3

500 Westridge Drive

Watsonville, CA 95076-4100

Telephone (831) 728-2700

February 7, 2006

Ronald Japinga

[ADDRESS]

Dear Ron,

I am pleased to offer to you the position of Senior Vice President of Merchandising for West Marine, Inc. We are looking forward to you joining our team. This letter serves to document the terms of our employment offer to you:

Position Title:	Senior Vice President of Merchandising

Reports To:	Peter Harris, CEO and President

Annual Base Salary:	$300,000

Bonus:	40% of Annual Base Salary (subject to meeting the executive bonus criteria established by the Board of Director’s Governance & Compensation Committee); One-half of such bonus is guaranteed for the first year.

Stock Options:	50,000 Options to acquire the stock of West Marine, Inc. to be granted under the terms of the West Marine, Inc. Omnibus Equity Incentive Plan at the next regularly scheduled Governance & Comp Committee/Board of Director’s Meetings.

Signing Bonus:	$125,000 signing bonus

Relocation Costs:	Reasonable temporary housing and travel expenses for you and your immediate family

Benefits:	As per Company policy. A “Benefits-at-a Glance and a 2006 Executive Benefits will be provided.

“At Will” Employment	Your employment with West Marine is for no specific period and constitutes “at will” employment (i.e., either your or West Marine is free to terminate employment at any time, for any reason or for no reason [subject to the Executive Employment Termination and Compensation Agreement executed by you and the Company and other applicable agreements and Company policies]).

Termination Agreement	You will receive a termination agreement which provides to you under certain circumstances, up to one year of severance.

Start Date:	February 13, 2006

Our entire team looks forward to working with you. Please indicate your acceptance by signing and dating the enclosed duplicate copy of this letter and returning it to me. You may also fax it to me at 831-768-5223. This offer will terminate if not accepted within one month. Welcome aboard!

Sincerely,

/s/ Peter Harris
Peter Harris, CEO & President

I, Ronald Japinga, accept the above offer of employment with West Marine.

/s/ Ronald Japinga	2/14/06
Signature	Date

[West Marine Logo]